Exhibit 99.1
TETRA TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND TOTAL YEAR 2024 RESULTS AND
PROVIDES FIRST-HALF 2025 GUIDANCE

Fourth Quarter Financial Highlights

•Fourth quarter GAAP income from continuing operations was $102 million and GAAP diluted earnings per share from continuing operations was $0.77, inclusive of a non-cash $97.5 million favorable valuation allowance adjustment to deferred tax assets in the United States.
•Excluding unusual and non-recurring credits and expenses, adjusted income from continuing operations was $3.9 million, a 16% sequential improvement. Adjusted diluted net income per share from continuing operations was $0.03. Fourth quarter Adjusted EBITDA was $22.8 million.
•Fourth quarter revenue of $134.5 million decreased 5% sequentially.
•Fourth quarter net cash provided by operating activities was $5.6 million while adjusted free cash flow was a use of $9.3 million.

THE WOODLANDS, Texas, February 25, 2025 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced fourth quarter and total year 2024 results.

Brady Murphy, TETRA’s President and Chief Executive Officer, stated, “Our fourth quarter results were in-line with our expectations as strong offshore activity led by deepwater Gulf of America as well as continued strength in our industrial chemicals business did not quite offset weaker than normal year-end U.S. onshore activity. Adjusted EBITDA margins of 17.0% improved from 16.6% in the third quarter and from 15.8% in the fourth quarter of 2023 despite lower revenue quarter over quarter and year over year. Our strategic focus on produced water has resulted in record high treatment and recycling volumes in the fourth quarter and the commercial announcement of TETRA Oasis Total Desalination Solution (TDS), an end-to-end desalination for beneficial re-use solution has been very well received. In early January we monetized our entire equity investment in Kodiak Gas Services Inc., generating approximately $19 million in cash proceeds. We enter 2025 with a strong and growing base business, a robust backlog of deep-water projects, momentum with our produced water desalination solution, stronger demand for our TETRA PureFlow battery electrolyte, a solid balance sheet and the necessary liquidity to continue to fund our growth initiatives.

In the past week we finished the completion work for the first of three TETRA CS Neptune wells that are scheduled for the first half of the year. When combining the TETRA CS Neptune three well project, the start of deepwater offshore projects in Brazil, our normal seasonal industrial calcium chemicals peak in the second quarter, and an expected material ramp up in Eos electrolyte orders, we expect net income before taxes in the first half of 2025 to be between $19 million and $34 million and adjusted EBITDA to be between $55 million and $65 million, which would be near or above a ten-year record high. This would compare to $13.8 million of net income before taxes and $53 million of Adjusted EBITDA from the first half of 2024. For the full year of 2025 we anticipate high single digit to low double-digit revenue growth and expect to generate over $50 million of free cash flow from our base business. The combination of these, plus advances with our produced water beneficial re-use solution, our Arkansas resource position and strategic partnerships, provides us the opportunity to continue to drive long-term shareholder value creation, aided by the tax loss carryforward.

In the fourth quarter we recognized a favorable adjustment of $97.5 million to deferred tax assets valuation allowance. This adjustment reflects TETRA’s profitable position in the United States over the recent years and an expectation of stronger profits in the coming years in the United States from the initiatives underway. In the past three years we have realized cash tax savings on approximately $97 million of U.S. income by utilizing our federal tax loss carryforward. We estimate that our U.S. federal tax loss carryforward can offset approximately $345 million of taxable pretax income in the United States in 2025 and beyond. The utilization of the loss carryforward and other deferred tax assets is expected to provide TETRA a cash flow tax benefit of approximately $97.5 million in the coming years.”

Certain assumptions underlying the valuation of our deferred tax assets are set forth in the Cautionary Statement Regarding Forward-Looking Statements.

Fourth Quarter Results

Fourth quarter 2024 revenue of $135 million decreased 5% from the third quarter of 2024, which included an early production facility (“EPF”) expansion sale in Argentina in the third quarter. Net income from continuing operations was $102 million, inclusive of $98 million of non-recurring net tax credits and compares to net income from continuing operations of $2.8 million in the third quarter of 2024, inclusive of $0.5 million of non-recurring charges and expenses. Diluted net income per share from continuing operations in the fourth quarter was $0.77 and compares to net income per share of $0.02 in the third quarter of 2024. Adjusted net income per share from continuing operations was $0.03 excluding unusual and non-recurring items in the fourth quarter, consistent with $0.03 in the third quarter 2024.

Fourth quarter Adjusted EBITDA of $22.8 million (17.0% of revenue) decreased 3% from the third quarter of 2024. The fourth quarter results included unrealized mark-to-market gains on investments of approximately $5 million which offset approximately $1 million of foreign exchange losses, mainly in Latin America. In January 2025, TETRA monetized its equity investment in Kodiak Gas Services, Inc. at an average price of $42.24, realizing cash proceeds of approximately $19 million.

Fourth quarter cash flow from operating activities was $5.6 million and compares to $19.9 million in the third quarter of 2024. Adjusted free cash flow was a use of $9.3 million in the fourth quarter of 2024 and compares to $6.3 million positive free cash flow in the third quarter of 2024. Fourth quarter and total year base business free cash flow was impacted by capital investments to increase our capacity in the Gulf of America and Brazil plus a buildup of inventory for the TETRA CS Neptune and Brazil projects and also for a buildup on calcium chloride inventory for the seasonal peak in northern Europe. These investments are expected to be monetized in the first half of 2025. Working capital at the end of year was $109 million. Working capital is defined as current assets, excluding cash and restricted cash, less current liabilities.

Brady Murphy, further stated, "As we look to the first half of 2025, including our traditional northern Europe seasonal industrial chemicals ramp up in the second quarter, we are seeing strong activity in our offshore completion fluids business given the robust backlog of deep-water projects in the Gulf of America and Brazil. We expect our Water & Flowback Services revenue to be flat to down slightly reflecting announcements by E&P operators to reduce capital spending in North America. We remain focused on our deploying our differentiating technologies, automation and on cost controls while minimizing capital expenditures in this segment. This segment will benefit from continued increases in treating produced water to bring a solution to address the disposal restrictions in the Permian Basin.”

Water & Flowback Services revenue for the fourth quarter was $66 million, down 14% quarter over quarter. Net income before taxes was $2.1 million (down from $4.7 million in the third quarter) while Adjusted EBITDA was $8.9 million (down from $11 million in the third quarter) reflecting a slowdown in US onshore activity and the third quarter EPF sale in Argentina. In December, TETRA announced the commercial launch of TETRA Oasis TDS, an end-to-end water treatment and desalination technology for beneficial re-use and mineral extraction applications for oil and gas well produced water. During the fourth quarter TETRA completed a commercial pilot project for the desalination of produced water for a major Delaware Basin oil and gas operator. The desalinated water was tested against published Texas Railroad Commission ("TRRC") standards for beneficial re-use water at both TETRA's laboratory and an independent third-party laboratory. Subsequently, the treated water was sent to a third party for Whole Effluent Toxicity ("WET") testing where it successfully passed all test parameters.

Completion Fluids & Products fourth-quarter 2024 revenue of $69 million increased 6% from the third quarter. Net income before taxes was $17.3 million in the fourth quarter (25.2% of revenue) compares to $19.1 million (29% of revenue) in the third quarter. Adjusted EBITDA of $19 million decreased $1.8 million sequentially. Completion Fluids & Products Adjusted EBITDA margins were 27.3% in the fourth quarter compared to 31.7% in the third quarter as margins were impacted by lower utilization and lower production volumes. The fourth quarter included $0.6 million in unrealized mark-to-market loss from investments. Excluding unrealized mark-to-market losses from investments, Adjusted EBITDA margins were 28%.

Strategic Initiatives Update

Brady Murphy stated, “In 2024, we invested $22 million on our strategic initiatives in Arkansas, net of reimbursement from our Evergreen Unit partner, to advance engineering and reservoir studies and began laying the groundwork for plant site preparation and power infrastructure for our bromine project. We have ongoing negotiations with various bromine providers for bridging supply agreements that, if and when finalized, will give us flexibility on the timing of a plant start-up, allowing us to accumulate additional cash from our base business while also expecting to result in overall lower Arkansas project capital investments than previously communicated. These initiatives are expected to provide the volumes necessary for the stronger deepwater market plus the growing long-duration battery storage requirements. If and when the bridging supply agreement is finalized, we will announce our revised Arkansas investment and timing plans.

We are prioritizing our strategic initiatives on projects that can immediately impact our near-term results, with a focus on TETRA CS Neptune fluids in the Gulf of America, TETRA PureFlow Plus electrolyte shipments to Eos Energy Enterprises, and further advancing our water desalination commercial pilot units that are expected to subsequently transition into long duration contracts for commercial desalination plants. Long term we believe that lithium prices will rebound to levels that support increased investment in supply, especially from the U.S., and we remain focused on completing all the engineering studies required to define the lithium project economics. Until then, no investments are expected to be made on our lithium initiatives.”

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted earnings per share from continuing operations, adjusted EBITDA, and adjusted EBITDA margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted income/(loss) from continuing operations, adjusted free cash flow from continuing operations, and net debt. Please see Schedules D through K for definitions and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

(1)    Base business adjusted free cash flow is defined as total adjusted free cash flow prior to TETRA’s investments in the Arkansas bromine and lithium projects. See Schedule H.

A summary of key financial metrics for the fourth quarter are as follows:

Fourth Quarter 2024 Results
	Three Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023
	(in thousands, except per share amounts)
Revenue	$134,504	$141,700	$153,126
Income (loss) from continuing operations	102,233	2,832	(4,239)
Adjusted EBITDA before discontinued operations	22,825	23,501	24,142
GAAP diluted income earnings (loss) per share from continuing operations	0.77	0.02	(0.03)
Adjusted income from continuing operations	0.03	0.03	0.03
Net cash provided by operating activities	5,635	19,870	18,875
Total adjusted free cash flow(1)	$(9,324)	$6,331	$20,073
(1) For the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, total adjusted free cash flow includes $0.2 million of net reimbursements, $8.7 million of net payments and $2.0 million of net payments, respectively, for the Arkansas bromine and lithium projects.

At the end of the fourth quarter, unrestricted cash was $37 million and availability under our credit agreements was $75.0 million. Liquidity at the end of the year was $182.2 million. As of February 25, liquidity was $207 million. Liquidity is defined as unrestricted cash plus availability under our revolving credit facilities and includes the delayed draw feature. Long-term debt was $180 million, while net debt was $143 million. TETRA’s net leverage ratio was 1.77X at the end of the fourth quarter of 2024.

Fourth Quarter Non-Recurring Charges and Expenses

Fourth quarter 2024 non-recurring credits, charges and expenses are reflected on Schedule E and include a favorable adjustment of $97.5 million valuation allowance for deferred tax assets in the United States. This adjustment reflects TETRA being in a three-year cumulative positive pre-tax income position in the U.S. and expectations of continued favorable pre-tax income in the United States. TETRA has been utilizing the U.S. tax loss carryforward in the last three years and is expected to continue to do so into the future with increased profits coming from the CS Neptune projects, ramp up of long-duration battery electrolyte sales, plus realized gains on the sale of marketable securities. Non-recurring charges include $0.9 million of restructuring charges and other expenses.

Total Year Results

Total year revenue of $599 million decreased $27 million from 2023 with international operations driving the decline. Income from continuing operations improved by 3.5 times from income of $25.5 million in 2023 (inclusive of $8.8 million of unusual charges) to $113.6 million in 2024 (inclusive of $91.6 million of unusual benefits net of charges). Adjusted EBITDA decreased by $7 million on a revenue decrease of $27 million. Adjusted EBITDA in 2024 was $99 million compared to $107 million in 2023, and Adjusted EBITDA margins decreased 50 basis points to 16.6% from 17.1% in 2023. 2024 included unrealized gains on investments of $8.6 million while 2023 included unrealized gains on investments of $0.5 million. 2024 also included $2.4 million of foreign exchange losses.

A summary of key financial metrics for the total year are as follows:

	Twelve Months Ended
	December 31, 2024	December 31, 2023	Change	% Change
	(In Millions)
Revenue	$599.1	$626.3	$(27.2)	(4)%

Operating income from continuing operations	$28.7	$31.7	$(3.0)	(9)%
% of revenue	4.8%	5.1%	(0.3)%

Adjusted EBITDA	$99.4	$106.8	$(7.4)	(7)%
Adjusted EBITDA margin	16.6%	17.1%	(0.5)%

Cash flow from operations	$36.5	$70.2	$(33.7)	(48)%
Adjusted free cash flow	$(23.2)	$40.8	$(64.0)	NM(1)

Net debt	$142.7	$105.0	$37.7	36%
 (1)     Percent change is not meaningful

Completion Fluids & Products total year revenue for 2024 of $311 million decreased $1.7 million from 2023. Income before taxes was $82.9 million (27% of revenue) inclusive of $1.8 million of non-recurring credits. Adjusted EBITDA was $90.1 million (28.9% of revenue).

Water & Flowback Services total year revenue for 2024 of $288 million decreased $25.4 million from 2023. Income before taxes was $10.7 million (4% of revenue) inclusive of $1.7 million of unusual charges. Adjusted EBITDA was $38.1 million (13.2% of revenue).

Total Year Non-Recurring Charges and Expenses

Total year non-recurring credits, net of charges and expenses were $91.7 million, which are reflected on Schedules E and F and include the following: (a) $97.5 million favorable valuation adjustment to deferred taxes, (b) favorable $1.8 million adjustment to completion fluids buy-backs, (c) $1.4 million of unfavorable foreign exchange losses from prior year, (d) $5.5 million loss on debt extinguishment from the refinancing of our term loan in January 2024 and (e) $757,000 of other expenses and charges.

Conference Call

TETRA will host a conference call to discuss these results on February 26, 2025, at 10:30 a.m. Eastern Time. The phone number for the call is 1-800-836-8184. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-888-660-6345 conference number 37885#, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Statement Regarding Use of Non-GAAP Financial Measures
Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Loss) From Continuing Operations
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow and
Base Business Adjusted Free Cash Flow

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed
Schedule K: Non-GAAP Reconciliation of Adjusted EBITDA for Projected First Half 2025 and Actual First Half 2024

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Lithium Ventures. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning current trends in the oil and gas industry; potential revenue associated with prospective energy storage projects; measured, indicated and inferred mineral resources of lithium and/or bromine, the potential extraction of lithium and bromine from our Evergreen Unit and other leased acreage, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected production, profits and returns from such activities; the accuracy of our resources report, feasibility study and economic assessment regarding our lithium and bromine acreage; projections or forecasts concerning the Company's business activities, profitability, estimated future financial results, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if all such resources will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized.

The discussions regarding the loss carryforwards and pretax income associated with the valuation of the deferred tax assets, including our NOLs, assume that activity from deepwater Gulf of America and United States onshore calcium chloride and zinc bromide sales continue consistent with the recent years; and that US onshore oil & gas activity is flat in the immediate years. We cannot guarantee that we will realize the full benefits of the NOLs or that we will achieve the full estimates of pretax income included herein. Investors are cautioned that such estimates are not guarantees of future performance and that actual results or developments may differ from those projected concerning the valuation of the deferred tax assets.

These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures regarding the potential joint venture for the Evergreen Unit, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce lithium and bromine from the Evergreen Unit. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(in thousands, except per share amounts)
Revenues	$134,504	$141,700	$153,126	$599,111	$626,262

Cost of product sales and services	94,015	98,391	112,070	423,428	438,172
Depreciation, amortization, and accretion	9,354	8,837	8,624	35,721	34,329
Impairments and other charges	—	109	2,189	109	2,966
Insurance recoveries	—	—	—	—	(2,850)
Total cost of revenues	103,369	107,337	122,883	459,258	472,617
Gross profit	31,135	34,363	30,243	139,853	153,645

Exploration and pre-development costs	—	—	5,283	—	12,119
General and administrative expense	23,128	22,406	23,336	89,969	96,590
Interest expense, net	5,232	5,096	5,677	22,465	22,349
Loss on debt extinguishment	—	—	—	5,535	—
Other income, net	(4,617)	(715)	(422)	(6,858)	(9,112)
Income (loss) before taxes and discontinued operations	7,392	7,576	(3,631)	28,742	31,699
Provision (benefit) for income taxes	(94,841)	4,744	608	(84,878)	6,220
Income (loss) from continuing operations	102,233	2,832	(4,239)	113,620	25,479
Income (loss) from discontinued operations, net of taxes	490	(5,830)	346	(5,340)	278
Net income (loss)	102,723	(2,998)	(3,893)	108,280	25,757
Loss attributable to noncontrolling interest	1	—	2	4	27
Net income (loss) attributable to TETRA stockholders	$102,724	$(2,998)	$(3,891)	$108,284	$25,784
Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.78	$0.02	$(0.03)	$0.87	$0.20
Loss from discontinued operations	0.00	(0.04)	0.00	(0.04)	0.00
Net income (loss) attributable to TETRA stockholders	$0.78	$(0.02)	$(0.03)	$0.83	$0.20
Weighted average basic shares outstanding	131,809	131,579	130,079	131,279	129,568
Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.77	$0.02	$(0.03)	$0.86	$0.20
Loss from discontinued operations	0.00	(0.04)	0.00	(0.04)	0.00
Net income (loss) attributable to TETRA stockholders	$0.77	$(0.02)	$(0.03)	$0.82	$0.20
Weighted average diluted shares outstanding	132,812	132,029	130,079	132,231	131,243

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	December 31, 2024	December 31, 2023
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$36,987	$52,485
Restricted cash	221	—
Trade accounts receivable, net	104,813	111,798
Inventories	101,697	96,536
Prepaid expenses and other current assets	25,910	21,196
Total current assets	269,628	282,015
Plant, property, and equipment, net	142,160	107,716
Deferred tax assets	98,149	910
Operating lease right-of-use assets	29,797	31,915
Investments	28,159	17,354
Patents, trademarks and other intangible assets, net	24,923	29,132
Other assets	12,379	9,919
Total long-term assets	335,567	196,946
Total assets	$605,195	$478,961

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$43,103	$52,290
Compensation and employee benefits	23,022	26,918
Operating lease liabilities, current portion	8,861	9,101
Accrued taxes	12,493	10,350
Accrued liabilities and other	30,040	27,303
Current liabilities associated with discontinued operations	5,830	—
Total current liabilities	123,349	125,962
Long-term debt, net	179,696	157,505
Operating lease liabilities	25,041	27,538
Asset retirement obligations	14,786	14,199
Deferred income taxes	4,912	2,279
Other liabilities	4,104	4,144
Total long-term liabilities	228,539	205,665
TETRA stockholders' equity	254,568	148,591
Noncontrolling interests	(1,261)	(1,257)
Total equity	253,307	147,334
Total liabilities and equity	$605,195	$478,961

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023

	(in thousands)
Operating activities:
Net income (loss)	$102,723	$(2,998)	$(3,893)	$108,280	$25,757
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	9,354	8,837	8,624	35,721	34,329
Impairments and other charges	—	109	2,189	109	2,966
Gain on investments	(5,013)	(750)	(696)	(8,604)	(539)
Provision (benefit) for deferred taxes	(95,522)	967	71	(94,455)	(734)
Equity-based compensation expense	1,668	1,481	6,423	6,572	10,622
Provision for credit losses	254	130	95	217	285
Loss on debt extinguishment	—	—	—	5,535	—
Amortization and expense of financing costs	266	239	726	1,389	3,433
Insurance recoveries associated with damaged equipment	—	—	—	—	(2,850)
Gain on sale of assets	(196)	(75)	(130)	(338)	(562)
Other non-cash charges and credits	(316)	26	(315)	(1,076)	(1,231)
Changes in operating assets and liabilities:
Accounts receivable	2,693	26,634	12,565	5,702	20,165
Inventories	(6,826)	(13,953)	(3,215)	(8,784)	(23,205)
Prepaid expenses and other current assets	(5,344)	1,930	863	(6,574)	2,176
Trade accounts payable and accrued expenses	1,744	606	(3,021)	(4,140)	(128)
Other	150	(3,313)	(1,411)	(3,034)	(278)
Net cash provided by operating activities	5,635	19,870	18,875	36,520	70,206
Investing activities:
Purchases of property, plant, and equipment	(14,888)	(14,573)	(7,912)	(60,680)	(38,152)
Purchases of investments	—	(1,021)	—	(1,021)	(350)
Proceeds from sale of investment	—	—	3,900	—	3,900
Proceeds from sale of property, plant, and equipment	261	2,284	6,003	2,917	6,661
Proceeds from insurance recoveries associated with damaged equipment	—	—	—	—	2,850
Other investing activities	12	(93)	(100)	(275)	(1,936)
Net cash provided by (used in) investing activities	(14,615)	(13,403)	1,891	(59,059)	(27,027)
Financing activities:
Proceeds from credit agreement and long-term debt	98	109	145	184,820	97,529
Principal payments on credit agreement and long-term debt	(98)	(109)	(2,056)	(163,579)	(100,497)
Payments on finance lease obligations	(384)	(414)	(858)	(1,438)	(1,695)
Debt issuance costs	(692)	—	—	(6,648)	—
Shares withheld for taxes on equity-based compensation	(53)	(566)	—	(3,006)	—
Other financing activities	—	—	—	(1,280)	—
Net cash provided by (used in) financing activities	(1,129)	(980)	(2,769)	8,869	(4,663)
Effect of exchange rate changes on cash	(1,696)	774	662	(1,607)	377
Increase (decrease) in cash and cash equivalents and restricted cash	(11,805)	6,261	18,659	(15,277)	38,893
Cash and cash equivalents at beginning of period	49,013	42,752	33,826	52,485	13,592
Cash and cash equivalents and restricted cash at end of period associated with continuing operations	$37,208	$49,013	$52,485	$37,208	$52,485

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted net income per share, consolidated and segment Adjusted EBITDA, segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”), adjusted net income, total adjusted free cash flow, base business adjusted free cash flow, net debt, net leverage ratio, and return on net capital employed. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

    Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

    Adjusted net income is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding unusual tax provision, unusual foreign exchange losses and certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, exploration and pre-development costs, certain special, non-recurring or other charges (or credits), including loss on debt extinguishment, interest, depreciation and amortization, income from collaborative arrangement and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Exploration and pre-development costs represent expenditures incurred to evaluate potential future development of TETRA’s lithium and bromine properties in Arkansas. Such costs include exploratory drilling and associated engineering studies. Income from collaborative arrangement represents the portion of exploration and pre-development costs that are reimbursable by our Evergreen Unit partner. We began capitalizing exploration and pre-development costs in January 2024 and therefore these costs are only excluded for periods prior to January 1, 2024. Exploration and pre-development costs and the associated income from collaborative arrangement were excluded from Adjusted EBITDA in prior periods because they did not relate to the Company’s current business operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

    Total adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from investments and cash from sales of investments. Base business adjusted free cash flow is defined as Total adjusted free cash flow excluding TETRA’s investments in the Arkansas bromine and lithium projects. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

    Total adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted.

    Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Return on net capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, excluding assets associated with the Arkansas bromine and lithium development, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on net capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.
Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Loss) From Continuing Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(in thousands, except per share amounts)

Income (loss) before taxes and discontinued operations	$7,392	$7,576	$(3,631)	$28,742	$31,699
Provision (benefit) for income taxes	(94,841)	4,744	608	(84,878)	6,220
Noncontrolling interest attributed to continuing operations	1	—	2	4	27
Income (loss) from continuing operations	102,232	2,832	(4,241)	113,616	25,452
Completion fluids buy-back allowance adjustment	(1,776)	—	—	(1,776)	—
Exploration, pre-development costs and collaborative arrangements	—	—	2,684	—	2,838
Insurance (recoveries) expenditures	—	—	—	—	(2,678)
Adjustment to long-term incentives	—	—	281	—	1,526
Transaction, restructuring, and other expenses	852	592	258	1,349	502
Impairments and other charges	—	109	2,189	109	2,966
Former CEO stock appreciation right expense	103	(190)	(789)	(701)	237
Unusual foreign exchange loss	—	—	2,444	1,387	2,444
Loss on debt extinguishment	—	—	—	5,535	—
Unusual tax provision	(97,522)	—	951	(97,522)	951
Adjusted income from continuing operations	$3,889	$3,343	$3,777	$21,997	$34,238

Diluted per share information
Income (loss) from continuing operations	$0.77	$0.02	$(0.03)	$0.86	$0.20
Adjusted income from continuing operations	$0.03	$0.03	$0.03	$0.17	$0.26
Diluted weighted average shares outstanding	132,812	132,029	130,079	132,231	131,243

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended December 31, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$68,869	$65,635	$—	$—	$134,504
Net income (loss) before taxes and discontinued operations	17,331	2,149	(12,529)	441	7,392
Completion fluids buy-back allowance adjustment	(1,776)	—	—	—	(1,776)
Former CEO stock appreciation right expense	—	—	103	—	103
Transaction, restructuring and other expenses	56	146	650	—	852
Interest (income) expense, net	633	(75)	—	4,674	5,232
Depreciation, amortization, and accretion	2,569	6,686	—	99	9,354
Equity-based compensation expense	—	—	1,668	—	1,668
Adjusted EBITDA	$18,813	$8,906	$(10,108)	$5,214	$22,825

Adjusted EBITDA as a % of revenue	27.3%	13.6%			17.0%

	Three Months Ended September 30, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$65,131	$76,569	$—	$—	$141,700
Net income (loss) before taxes and discontinued operations	19,119	4,674	(10,779)	(5,438)	7,576
Impairments and other charges	—	—	109	—	109
Former CEO stock appreciation right expense	—	—	(190)	—	(190)
Transaction, restructuring and other expenses	39	203	350	—	592
Interest (income) expense, net	(942)	(5)	—	6,043	5,096
Depreciation, amortization, and accretion	2,416	6,328	—	93	8,837
Equity-based compensation expense	—	—	1,481	—	1,481
Adjusted EBITDA	$20,632	$11,200	$(9,029)	$698	$23,501

Adjusted EBITDA as a % of revenue	31.7%	14.6%			16.6%

	Three Months Ended December 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenues	$72,556	$80,570	$—	$—	$153,126
Net income (loss) before taxes and discontinued operations	10,984	2,855	(11,929)	(5,541)	(3,631)
Impairments and other charges	2,189	—	—	—	2,189
Exploration and pre-development costs and collaborative arrangements	2,684	—	—	—	2,684
Adjustment to long-term incentives	—	—	281	—	281
Former CEO stock appreciation right expense	—	—	(789)	—	(789)
Transaction, restructuring and other expenses	3	—	255	—	258
Unusual foreign exchange loss	—	2,444	—	—	2,444
Interest (income) expense, net	(47)	(38)	—	5,762	5,677
Depreciation, amortization, and accretion	2,508	6,019	—	96	8,623
Equity-based compensation expense	—	—	6,406	—	6,406
Adjusted EBITDA	$18,321	$11,280	$(5,776)	$317	$24,142

Adjusted EBITDA as a % of revenue	25.3%	14.0%			15.8%

	Year Ended December 31, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenue	$311,301	$287,810	$—	$—	$599,111
Net income (loss) before taxes and discontinued operations	82,895	10,700	(45,099)	(19,754)	28,742
Completion fluids buy-back allowance adjustment	(1,776)	—	—	—	(1,776)
Impairments and other charges	—	—	—	109	109
Former CEO stock appreciation right expense	—	—	(701)	—	(701)
Transaction, restructuring, and other expenses	(26)	349	1,026	—	1,349
Loss on debt extinguishment	—	—	—	5,535	5,535
Unusual foreign exchange (gain) loss	—	1,387	—	—	1,387
Interest (income) expense, net	(713)	64	—	23,114	22,465
Depreciation, amortization, and accretion	9,733	25,631	—	357	35,721
Equity-based compensation expense	—	—	6,572	—	6,572
Adjusted EBITDA	$90,113	$38,131	$(38,202)	$9,361	$99,403

Adjusted EBITDA as % of revenue	28.9%	13.2%			16.6%

	Year Ended December 31, 2023
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Other and Eliminations	Total
	(in thousands, except percents)
Revenue	$313,030	$313,232	$—	$—	$626,262
Net income (loss) before taxes and discontinued operations	78,314	25,724	(49,135)	(23,204)	$31,699
Insurance recoveries	(2,678)	—	—	—	(2,678)
Impairments and other charges	2,189	—	777	—	2,966
Exploration, pre-development costs	2,838	—	—	—	2,838
Adjustments to long-term incentives	—	—	1,526	—	1,526
Former CEO stock appreciation right expense	—	—	237	—	237
Transaction, restructuring and other expenses	—	—	502	—	502
Unusual foreign exchange (gain) loss	—	2,444	—	—	2,444
Interest (income) expense, net	(647)	205	—	22,791	22,349
Depreciation, amortization, and accretion	9,053	24,876	—	400	34,329
Equity-based compensation expense	—	—	10,622	—	10,622
Adjusted EBITDA	$89,069	$53,249	$(35,471)	$(13)	$106,834
	6749800000.0%	4343300000.0%	$(33,687)	$867
Adjusted EBITDA as % of revenue	28.5%	17.0%			17.1%

Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	December 31, 2024	December 31, 2023
	(in thousands)
Unrestricted Cash	$36,987	$52,485

Term Credit Agreement	179,696	157,505
Net debt	$142,709	$105,020

Schedule H: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow From Continuing Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(in thousands)
Net cash provided by operating activities	$5,635	$19,870	$18,875	$36,520	$70,206
Capital expenditures, net of proceeds from asset sales	(14,627)	(12,289)	(1,909)	(57,763)	(31,491)
Payments on financing lease obligations	(384)	(414)	(845)	(1,438)	(1,682)
Purchases of investments	—	(1,021)	—	(1,021)	(350)
Distributions from investments	52	185	52	462	209
Proceeds from sale of investment	—	—	3,900	—	3,900
Total Adjusted Free Cash Flow	$(9,324)	$6,331	$20,073	$(23,240)	$40,792

Total Adjusted Free Cash Flow	$(9,324)	$6,331	$20,073	$(23,240)	$40,792
Less Investments in Arkansas	$220	$(8,659)	$(1,972)	$(22,371)	$(4,792)
Base Business Adjusted Free Cash Flow	$(9,544)	$14,990	$22,045	$(869)	$45,584

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024
	(in thousands)
Net income (loss) before taxes and discontinued operations	$7,392	$7,576	$12,479	$1,295	$28,742
Completion fluids buy-back allowance adjustment	(1,776)	—	—	—	(1,776)
Impairments and other charges	—	109	—	—	109
Former CEO stock appreciation right expense	103	(190)	(428)	(186)	(701)
Transaction, restructuring and other expenses	852	592	37	(135)	1,346
Loss on debt extinguishment	—	—	—	5,535	5,535
Unusual foreign exchange loss	—	—	1,387	—	1,387
Interest (income) expense, net	5,232	5,096	6,185	5,952	22,465
Depreciation, amortization, and accretion	9,354	8,837	8,774	8,756	35,721
Equity-based compensation expense	1,668	1,481	1,800	1,623	6,572
Non-cash (gain) loss on investments	(5,013)	(750)	(46)	(2,795)	(8,604)
(Gain) loss on sale of assets	(196)	(75)	(38)	(29)	(338)
Other debt covenant adjustments	384	362	275	28	1,049
Debt covenant adjusted EBITDA	$18,000	$23,038	$30,425	$20,044	$91,507

					December 31, 2024
					(in thousands, except ratio)
Term credit agreement					$190,000
Capital lease obligations					7,793
Other obligations					1,280
ABL letters of credit and guarantees					175
Total debt and commitments					199,248
Unrestricted cash					36,987
Net debt and commitments					$162,261
Net leverage ratio					1.77

Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024
	(in thousands)
Net income (loss) before taxes and discontinued operations	$7,392	$7,576	$12,479	$1,295	$28,742
Completion fluids buy-back allowance adjustment	(1,776)	—	—	—	(1,776)
Impairments and other charges	—	109	—	—	109
Former CEO stock appreciation right expense (credit)	103	(190)	(428)	(186)	(701)
Transaction, restructuring and other expenses	852	592	37	(135)	1,346
Loss on debt extinguishment	—	—	—	5,535	5,535
Unusual foreign exchange loss	—	—	1,387	—	1,387
Interest expense, net	5,232	5,096	6,185	5,952	22,465
Adjusted EBIT	$11,803	$13,183	$19,660	$12,461	$57,107

				December 31, 2024	December 31, 2023
				(in thousands, except ratio)
Consolidated total assets				$605,195	$478,961
Plus: assets impaired in last twelve months				109	2,966
Less: cash, cash equivalents and restricted cash				37,208	52,485
Adjusted assets employed				$568,096	$429,442

Consolidated current liabilities				$123,349	$125,962
Less: current liabilities associated with discontinued operations				5,830	—
Adjusted current liabilities				$117,519	$125,962

Net capital employed				$450,577	$303,480
Average net capital employed				$377,029
Return on net capital employed for the twelve months ended December 31, 2024				15.1%

Schedule K: Non-GAAP Reconciliation of Adjusted EBITDA for Projected First Half 2025 and Actual First Half 2024

	Six Months Ended
	June 30, 2024	June 30, 2025
(in thousands)	Actual	Projected Range - Low to High
Revenue	$322,907	$325,000	$355,000
Net income before taxes and discontinued operations	13,774	19,000	34,000
Former CEO stock appreciation right expense	(614)	—	—
Transaction, restructuring and other expenses	(98)	—	—
Loss on debt extinguishment	5,535	—	—
Unusual foreign exchange loss	1,387	—	—
Interest (income) expense, net	12,137	11,000	9,000
Depreciation, amortization, and accretion	17,530	21,000	19,000
Equity-based compensation expense	3,423	4,000	3,000
Adjusted EBITDA	$53,074	$55,000	$65,000